EXHIBIT 99.1

The CATO Corporation

                                             NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS INCREASE IN 2Q NET INCOME AND EPS

CHARLOTTE, N.C. (August 23, 2018) – The Cato Corporation (NYSE: CATO) today reported net income of $6.5 million or $.26 per diluted share for the second quarter ended August 4, 2018, compared to a net loss of $0.9 million or a loss of $.03 per diluted share for the second quarter ended July 29, 2017.  Sales for the second quarter were $206.8 million, or an increase of 1% from sales of $205.0 million for the second quarter ended July 29, 2017.   The Company’s same-store sales for the quarter increased 4% to last year.

“We had a solid performance in the second quarter and first half of 2018 mainly due to positive same-store sales and strong merchandise margins, as a result of much lower markdown sales versus last year,” commented John Cato, Chairman, President, and Chief Executive Officer.  “However, again we are cautious about our second half merchandise margin improvement as markdown sales were not as significant in the second half of 2017.”

For the six months ended August 4, 2018, the Company earned net income of $29.9 million, compared to net income of $21.4 million for the six months ended July 29, 2017.  Earnings per diluted share were $1.20 compared to $0.82 last year.  Sales for the six months ended August 4, 2018 were $442.9 million, flat compared to sales of $442.7 million for the six months ended July 29, 2017.  Year-to-date same-store sales increased 1%.

Gross margin increased 610 basis points to 37.2% of sales in the quarter, primarily due to higher merchandise margins and lower buying and occupancy costs.  SG&A expenses as a

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

percent of sales increased 190 basis points to 33.3% during the quarter primarily due to higher incentive compensation.  Income tax for the quarter was an expense of $1.0 million compared to a benefit of $1.2 million last year.  The Company ended the quarter with cash and short-term investments of $228.6 million.

Year-to-date, the gross margin increased to 38.6% of sales from 35.2% the prior year primarily due to higher merchandise margins and lower buying and occupancy costs.  The year-to-date SG&A rate was 30.4% versus 28.9% last year primarily due to higher incentive compensation and insurance costs.  Income tax was an expense of $4.2 million compared to an expense of $2.6 million last year.

As of August 4, 2018, The Cato Corporation operated 1,350 stores in 33 states, compared to 1,374 stores in 33 states as of July 29, 2017.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato,” “Versona” and “It’s Fashion.”  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED AUGUST 4, 2018 AND JULY 29, 2017

(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended

	August 4,	%	July 29,	%	August 4,	%	July 29,	%
	2018	Sales	2017	Sales	2018	Sales	2017	Sales

REVENUES
Retail sales	$206,848	100.0%	$205,026	100.0%	$442,873	100.0%	$442,681	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,069	1.0%	1,935	0.9%	4,344	1.0%	4,021	0.9%

Total revenues	208,917	101.0%	206,961	100.9%	447,217	101.0%	446,702	100.9%

GROSS MARGIN (Memo)	77,047	37.2%	63,768	31.1%	170,785	38.6%	155,640	35.2%

COSTS AND EXPENSES, NET
Cost of goods sold	129,801	62.8%	141,258	68.9%	272,088	61.4%	287,041	64.8%
Selling, general and administrative	68,892	33.3%	64,280	31.4%	134,851	30.4%	128,062	28.9%
Depreciation	4,152	2.0%	4,882	2.4%	8,376	1.9%	9,942	2.3%
Interest and other income	(1,431)	-0.7%	(1,329)	-0.7%	(2,185)	-0.5%	(2,272)	-0.5%

Cost and expenses, net	201,414	97.4%	209,091	102.0%	413,130	93.3%	422,773	95.5%

Income before income taxes	7,503	3.6%	(2,130)	-1.0%	34,087	7.7%	23,929	5.4%

Income tax (benefit)/expense	1,021	0.5%	(1,249)	-0.6%	4,195	1.0%	2,578	0.6%

Net (loss)/income	$6,482	3.1%	$(881)	-0.4%	$29,892	6.8%	$21,351	4.8%

Basic earnings per share	$0.26		$(0.03)		$1.20		$0.82

Diluted earnings per share	$0.26		$(0.03)		$1.20		$0.82
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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	August 4,	February 3,
	2018	2018
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$37,849	$78,047
Short-term investments	187,050	118,836
Restricted cash	3,750	3,722
Accounts receivable - net	34,745	28,018
Merchandise inventories	104,470	121,535
Other current assets	10,521	22,322

Total Current Assets	378,385	372,480

Property and equipment – net	102,320	109,368

Noncurrent Deferred Income Taxes	12,594	12,570

Other assets	21,832	21,658

TOTAL	$515,131	$516,076

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$138,407	$139,081

Noncurrent Liabilities	45,408	50,642

Stockholders' Equity	331,316	326,353

TOTAL	$515,131	$516,076

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510